Exhibit 10.33

Property Address:

12375 Kirby Avenue and

12818 Coit Road

Cleveland, Ohio

INDUSTRIAL BUILDING LEASE

THIS LEASE, made as of this 28 day of June, 2001 between Southcorp Packaging USA, Inc., a Nevada corporation (“Landlord”) and North America Packaging Corporation, a Delaware corporation (“Tenant”);

ARTICLE I.

Basic Lease Terms

Section 1.1. Definitions. In addition to the other terms, which are elsewhere defined in this Lease, the following terms and phrases, whenever used in this Lease, shall have the meanings set forth in this Section, and only such meanings, unless such meanings are expressly contradicted, limited or expanded elsewhere herein.

A.	Base Rent Schedule:

Period	Annual Base Rent	Monthly Base Rent
03/01/01-02/28/02	$312,000.00	$26,000.00
03/01/02-02/28/03	$321,360.00	$26,780.00
03/01/03-02/28/04	$331,000.80	$27,583.40
03/01/04-02/28/05	$340,930.82	$28,410.90
03/01/05-02/28/06	$351,158.75	$29,263.23
03/01/06-02/28/07	$361,693.51	$30,141.13
03/01/07-02/28/08	$372,544.32	$31,045.36
03/01/08-02/28/09	$383,720.05	$31,976.72
03/01/09-02/28/10	$395,232.27	$32,936.02
03/01/10-02/28/11	$407,089.23	$33,924.10

B.	Security Deposit: $26,000.00

C.	Initial Term: The initial ten (10) year term

D.	Effective Date: March 1, 2001

E.	Commencement Date: July 1, 2001

F.	Termination Date: February 28, 2011

G.	Renewal Term: The Initial Term may be extended by three (3) consecutive renewal options of five (5) years each.

H.	Use: general office, warehouse, storage, and manufacturing uses and any other legally permitted activities or uses.

I.	Landlord’s Mailing Address:
c/o Southcorp Limited
469 LaTrobe Street
6th Floor
Melbourne 3000
Victoria
Australia
Attention: Hugh Thorburn
Facsimile: 011-613-9679-2289

J.	Tenant’s Mailing Address:
North America Packaging Corporation
100 Galleria Parkway
Suite 950
Atlanta, GA 30339
Attention: Phillip O’Connor
Facsimile No: 770-951-4784

Section 1.2. Significance of Basic Lease Provisions. Each reference in this Lease to any of the Basic Lease Terms contained in Section 1.1 of this Article shall be deemed and consumed to incorporate all of the terms provided under each of such Basic Lease Terms.

ARTICLE II.

Premises

Section 2.1. Lease. Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Tenant to be kept, observed and performed, does by these presents, lease to Tenant, and Tenant hereby leases from Landlord, the real estate located at 12375 Kirby Avenue and 12818 Coit Road, Cleveland, Ohio, and legally described on Exhibit A attached hereto and by this reference incorporated herein (“Land”), together with all improvements now located or hereafter constructed thereon (“Improvements”), subject to covenants, conditions, agreements, easements, encumbrances and restrictions affecting the Land and the Improvements thereon.

Section 2.2. Premises. The Land and Improvements are hereinafter referred to collectively as the “Premises”.

ARTICLE III.

Term

Section 3.1. Term. The Initial Term of this Lease shall commence on the Commencement Date, effective as of the Effective Date, and shall end on the Termination Date, unless sooner terminated as hereinafter set forth. Landlord shall deliver possession of the Premises to Tenant upon the Commencement Date; otherwise, Tenant shall have the right to terminate this Lease within thirty (30) days thereafter.

Section 3.2. Renewal Term. In addition to the Initial Term hereof, Landlord hereby grants Tenant three (3) successive options to renew or extend the term of this Lease from the date upon which it would otherwise expire for three (3) additional periods of five (5) years each (each such period shall be referred to herein as the “Renewal Period.”) on the terms and conditions set forth in this Section 3.2.

(a) The term “Term” when used in this Lease shall include any and all Renewal Period(s). If Tenant elects to exercise any of such options, it shall do so by giving written notice of such election to Landlord (“Renewal Notice”), on or before the date which is six (6) months before the beginning of the Renewal Period or Renewal Periods for which the term hereof is to be renewed or extended. Each such Renewal Period shall be on the same terms and conditions as set forth herein except for the rent which shall be adjusted commencing on the first year of the Renewal Period, to an amount equal to the then prevailing Market Rental Rate (as hereinafter defined). The Base Rent shall be adjusted annually during each Renewal Period to equal 1.03 times the then applicable Base Rent. The “Market Rental Rate” shall, mean for the purposes of this Section 3.2. the fair market rental rate that could be obtained in an arm’s length transaction on or about the date of the Renewal Notice between willing and informed landlords and willing and informed tenants for the Premises or for space of comparable size, age and construction in the regional area where the Premises are located, for a term of similar length to the Renewal Term, with adjustments that could be obtained taking into account items that professional real estate brokers customarily consider, including, but not limited to, rental rates (including any market increases over the applicable term of any such Renewal Period), space availability, tenant size, tenant improvement allowances, freeway visibility, free rent and any other lease concessions, if any, then being charged or granted by Landlord or the landlords of such similar buildings in the regional area where the Premises are located, all as determined in accordance with Section 3.2(b) below.

(b) Upon delivery to Landlord of the Renewal Notice, Landlord and Tenant shall commence negotiations to agree upon the Market Rental Rate. If Landlord and Tenant are unable to reach agreement on the Market Rental Rate within five (5) business days after the date of delivery of the Renewal Notice, then the Market Rental Rate shall be determined as follows:

(i) If Landlord and Tenant are unable to agree on the Market Rental Rate within said five (5) business day period, then within five (5) business days thereafter Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope, its good faith estimate of the Market Rental Rate. If the higher of such estimates is not more than 105% of the lower of such estimates, then the Market Rental Rate shall be the average of the two estimates. If the higher of such estimates is more than 105% of the lower of such estimates, then the Market Rental Rate shall be resolved by arbitration as set forth in subsection (ii) below.

(ii) The parties shall, within ten (10) days after the date of exchange of estimates (provided the provisions of this subsection (ii) are triggered), select as an arbitrator a mutually acceptable commercial real estate leasing broker with at least ten (10) years experience in leasing similar space in the regional area in which the Premises are located. If the parties cannot agree on a broker, then within a second period of ten (10) days, each shall select an independent commercial real estate leasing broker meeting the aforementioned criteria and within a third period of ten (10) days, the two appointed brokers shall select a third broker meeting the aforementioned criteria and the third broker shall be the arbitrator. If one party shall fail to make such appointment within said ten (10) day period, then the commercial real estate leasing broker chosen by the other party shall be the arbitrator. As soon thereafter as practicable but in any case within ten (10) days of being chosen, the arbitrator (as chosen in accordance herewith) shall select one of the two estimates of the Market Rental Rate submitted by Landlord and Tenant, based on which of the two estimates is the closest to what the arbitrator believes is the Market Rental Rate, applying in a good faith exercise of the arbitrator’s best professional judgment applying the standards described in subsection (a), above. The selection of the arbitrator shall be rendered in writing to both Landlord and Tenant and shall be final and binding upon them. The party whose estimate is not chosen by the arbitrator shall pay the costs of the arbitrator. Any fees of counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such counsel or expert.

Section 3.3. Option to Purchase. During the last year of the initial Term only, Tenant shall have an option to purchase (“Option”) all of Landlord’s right, title and fee simple interest in and the Premises (the “Property”). The Option is exclusive to Tenant and may not be assigned or conveyed by Tenant to any third party, including without limitation any assignee or subtenant permitted under the terms of this Lease. Tenant shall exercise the Option by (i) giving written notice. (“Option Notice”) to the Landlord of its intent to purchase the Property and (ii) submitting to Landlord the sum of Ten Thousand Dollars ($10,000.00) as a non-refundable earnest money deposit “Earnest Money”), both of which must be received by Landlord no earlier than the first day of the last year of the Initial Term and no later than that day which is six months prior to the expiration of the Initial Term.

Within sixty (60) days following the date of the Option Notice, the parties will enter into a purchase and sale contract for the Property on terms and conditions reasonably satisfactory to both parties and incorporating the terms and conditions set forth herein. If the parties are unable to enter into such a contract within such time period after good faith efforts to do so, the Option shall terminate and be considered null and void; provided, however, that if such negotiations extend beyond the date that is six (6) months prior to the expiration of the Initial Term, the deadline for delivery of a Renewal Notice shall be automatically extended until the date that is fourteen (14) days after the termination of the Option. The purchase price for the Property (the “Option Purchase Price”) shall be paid in immediately available funds at the closing and shall be an amount equal to the greater of (i) fair market value of the Property, as determined herein below or (ii) the purchase price paid by the then existing Landlord to acquire the Property. The fair market, value of the Property shall be determined as of the date of the Option Notice, as determined by an independent appraisal. Such appraisal shall be by agreement of two appraisers, one of whom shall be selected by each part hereto. If said appraisers fail to agree, they shall mutually appoint a third appraiser, and the value as determined by two of said three appraisers shall constitute the fair market value for the purposes hereof. Each party shall bear the expense of its own appraiser and shall pay one-half of the expenses of any third appraiser. The Earnest Money shall apply to the Option Purchase Price at closing.

In addition, the following terms shall apply: (i) Tenant, as purchaser, shall be responsible for a costs and expenses of closing, including but not limited to survey, title, closing escrows, appraisal environmental due diligence, all other due diligence and Landlord’s attorneys fees and expenses; (ii) Tenant, as purchaser, shall be responsible for any and all prepayment penalties incurred by Landlord, as seller, to repay any financing on the Property; (iii) due to the existence of this Lease there shall be no prorations and/or credits given at closing for taxes or insurance; (iv) as a part of the closing, the parties shall terminate this Lease in writing as of the closing date; and (v) except for a representation that Landlord has authority to sell the Property and is the fee simple owner of the Property, Landlord makes no representations or warranties regarding the Property which shall be purchased by Tenant in an as is, where is, condition and state, including without limitation any and all environmental conditions and matters. The closing on the purchase and sale of the Property shall occur within one hundred twenty (120) days after the date of the Option Notice. If the closing does not occur within such time period and such delay is not caused by the Landlord. Landlord shall have the option to terminate the purchase and sale contract retain the non-refundable Earnest Money and the Tenant’s Option shall thereafter terminate and be considered null and void; provided, however, that if the closing does not occur within such lime period, the deadline for delivery of a Renewal Notice shall be automatically extended until the date that is fourteen (14) days after the termination of the Option. If the closing does not occur within such time period and such delay is caused by the Landlord, the one hundred twenty (120) day period will be extended by the number of days of delay attributable to Landlord.

ARTICLE IV

Condition of Demised Premises

Section 4.1. Condition of Premises. Tenant agrees to accept the Premises in an absolutely “as-is” condition, and Tenant acknowledges that Landlord, its agents, attorneys, representatives and employees have not and do not make any representations or warranties, express or implied, to Tenant regarding the Premises, including, but not limited to: (i) the zoning of the Premises; (ii) the condition of any underground, above ground or surface improvements; (iii) the size area, use or type of the Premises or the fitness of the Premises for any intended or particular use; or (iv) the nature of the soil on and underlying the Premises or its suitability for development or any other use thereof. Tenant waives any claim that may exist for patent and/or latent defects or for mutual or unilateral mistake of fact. No promise of Landlord to alter, remodel, decorate, clean or improve the Premises or any portion thereof and no representation respecting the condition of the Premises or any portion thereof have been made by Landlord to Tenant.

ARTICLE V.

Rent

Section 5.1. Base Rent. In consideration of the leasing aforesaid, Tenant agrees to pay Landlord, without offset or deduction, base rent for the Initial Term (“Base Rent’”), payable monthly in advance in the amount of the Monthly Base Rent set forth in the Base Rent Schedule commencing on the Effective Date and continuing on the first (1st) day of each month thereafter for the balance of the Term of this Lease, and in addition thereto, shall pay such charges as are here described as “Additional Rent.” The term “Rent” when used in this Lease shall include all Base Rent payable under this Section 5.1, as well as the charges herein described as Additional Rent. All Rent payable hereunder shall be payable to Landlord at Landlord’s Mailing Address or as Landlord may otherwise from time to time designate in writing.

Section 5.2. Interest and Late Charges on Late Payments. Rent not paid when due shall bear interest at the prime rate, as published in the Wall Street Journal from time to time, plus 300 basis points per annum, from the date when the same is payable under the terms of this Lease until the same shall be paid (the “Default Rate”). Tenant further acknowledges that its late payment of any Rent will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of which is extremely difficult or impracticable to fix. Such costs and expenses will include, without limitation, loss of use of money, administrative and collection costs and processing and accounting expenses. Therefore, if any installment of Monthly Base Rent or any other sum due hereunder is not paid and received by Landlord within seven (7) days after being due, Tenant shall immediately pay to Landlord a late charge equal to five percent (5%) of the unpaid amount. Such late charge is in addition to any interest due pursuant to the first sentence of this Section 5.2. Landlord and Tenant agree that this late charge represents a reasonable estimate of costs and expenses incurred by Landlord from, and fair compensation to Landlord for, its loss suffered, by such non-payment by Tenant. Acceptance of the late charge shall not constitute a waiver of Tenant’s default with respect to such non-payment by Tenant or prevent Landlord from exercising any other rights and remedies available to Landlord under this Lease. Failure to pay the late charge shall constitute a default under this Lease.

Section 5.3. Prior Occupancy. In the event the Premises are delivered to and are occured by Tenant prior to the Commencement Date of the Term of this Lease, such occupancy shall be subject to all the terms and conditions of this Lease.

Section 5.4. Security Deposit. Concurrently with the execution of this Lease, Tenant has deposited with Landlord one month’s Base Rent in the amount of Twenty-Six Thousand and no\100 Dollars ($26,000.00), which amount shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants, conditions and agreements of this Lease.

Landlord shall not be required to separate such security from Landlord’s general funds and no interest shall be payable thereon. In the event Tenant shall default in any of such terms, covenants, conditions, or agreements, including, but not limited to, the payment of any Rent thereunder. Landlord may use, apply or retain the whole or any part of the security required for the payment of any Rent or any other sum expended by Landlord by reason of Tenant’s default. Tenant, within five (5) days after written demand by Landlord, shall replenish the security or any portion hereof so used or applied by Landlord; Tenant’s failure to restore such security shall constitute a material breach of the Lease. The security deposit shall not be deemed an advance payment of Rent. If Lessee shall faithfully comply with all terms, covenants, conditions and agreements of this Lease, any balance of the security deposit then due shall be returned within fourteen (14) days after termination of this Lease, but only after delivery of entire possession of the Premises to Landlord and other performance by Tenant of all obligations required hereunder. In the event of sale of the Premises or of a sale of Landlord’s interest in this Lease, Landlord shall have the right to transfer the security deposit to its transferee, and upon such transfer, Landlord shall be released by Tenant form all liability with regard thereto, Tenant looking solely to the new landlord for the return of said security.

ARTICLE VI.

Taxes and Impositions; Utilities; Other Expenses

Section 6.l. Taxes. Tenant further agrees to pay before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof, as Additional Rent for the Premises, all Taxes (as hereinafter defined) levied, assessed or imposed upon the Premises or any part thereof accruing during the Term of this Lease, notwithstanding that such Taxes may not be due and payable until after the expiration of the Term of this Lease; provided, however, that the Taxes levied against the Premises shall be prorated between Landlord and Tenant for the first year of the said Term hereof as of the Effective Date, and as of the date of expiration of the Term of this Lease for the last year of initial Term, all on the basis of the most recent ascertainable taxes as applied to the most recent assessed valuation of the Premises. Tenant shall be responsible for all increases in Taxes based upon Tenant’s occupancy of the Premises. After the expiration of the Term hereof. Tenant hereby agrees to reprorate Taxes. In the event of any increase in Taxes from the Taxes reflected on the proration made upon the expiration of the Term of this Lease, Tenant agrees to immediately pay to Landlord such sums as reflected by such reproration. In the event of any decrease in Taxes from the Taxes reflected on the proration made upon the expiration of the Term of this Lease, Landlord agrees to immediately pay to Tenant such sums as reflected by such reproration. Benefit may be taken by Tenant of the provisions of any statute or in ordinance permitting any special assessment to be paid over a period of years; provided, however Tenant shall pay all installments of special assessments due during the Term hereof. Tenant shall, in addition to the foregoing, pay any new Tax of a nature not presently in effect but which may hereafter be levied, assessed or imposed upon Landlord or upon the Premises, if such tax shall be based upon or arise out of the ownership, use or operation of the Premises; provided, however, that for the purpose of computing Tenant’s liability for such new type of Tax, the Premises shall be deemed the only property of Landlord. As used herein, the term “Taxes” shall mean real estate taxes, assessments, sewer rents, rates and charges, permit and license fees, transit taxes, taxes based upon the receipt of rent, and any other federal, state or local governmental charge, general, special, ordinary or extraordinary, which may now or hereafter be assessed against the Premises or any portion thereof in any year during the Term hereof, and shall also include any personal property taxes (attributable to the year in which paid) imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances used in connection with the operation of the Premises.

Nothing contained herein shall be construed to require Tenant to pay any franchise, inheritance estate, succession or transfer tax of Landlord or any income or excess profits tax assessed upon or in respect of all income of Landlord or chargeable to or required to be paid by Landlord unless such tax shall be specifically levied against the rental income of Landlord derived hereunder (as opposed to a general income tax), which tax shall be paid by Tenant as part of Taxes hereunder, provided said rental income shall be considered as the sole income of Landlord.

Section 6.2. Estimated Payments. Following a noncompliance by Tenant of its obligations to pay Taxes or Insurance Premiums as and when due, Landlord may request (which request shall be in writing) as security for the obligations contained in Section 6.1 above, that Term shall deposit monthly with Landlord, or such other entity as Landlord may designate, on the first day of each and every month of the Term, a sum equal to one-twelfth of the last ascertainable amount (or at Landlord’s election, if Landlord’s interest hereunder is at any time subject to the lien of a mortgage or trust deed, a sum equal to one-twelfth of the mortgagee’s estimate of the current amount) of general real estate taxes and annual installments of special assessments levied with respect to the Premises (and, also Insurance Premiums as required under the terms of Section 10.3 of this Lease), which monthly deposits shall be held by Landlord or Landlord’s mortgagee in such account or accounts as may be authorized by then current state or federal banking laws, rules or regulations and which monthly deposits, subject to any provisions to the contrary in documentation securing Landlord’s mortgage indebtedness, shall be used as a fund to be applied, to the extent thereof, to the payment of Taxes and Insurance Premiums as the same become due and payable. The existence of said fund shall not limit or alter Tenant’s obligation to pay the Taxes and Insurance Premiums respecting which the fund was created; provided, however, that so long as Tenant shall not be in default hereunder, said fund shall be fully utilized for the payment of such Taxes and Insurance Premiums; provided, further that the disposition (of any funds held by Landlord’s mortgagee shall be governed by the loan and mortgage documentation entered into by Landlord and said mortgagee. The amount of the fund shall be readjusted annually, on such date as Landlord shall determine, to reflect the actual amount of Taxes and Insurance Premiums. Tenant shall not be entitled to interest on said fund.

Section 6.3. Tax and Insurance Statement. If Landlord exercises its right to require monthly payments under Sections 6.2, then Landlord, as soon as reasonably feasible after the expiration of each calendar year contained within the Term (“Lease Year”), will furnish Tenant a statement (“Tax and Insurance Statement”) showing the following:

(i) Actual Taxes and Insurance Premiums for the Lease Year last ended and the amount of Taxes and Insurance Premiums payable by Tenant for such Lease Year; and

(ii) The amount of Additional Rent due Landlord for the Lease Year last ended, less credit for any items paid directly or deposited pursuant to Section 6.2 above.

Section 6.4 Adjustment Payments. Within thirty (30) days after Tenant’s receipt of any tax and Insurance Statement. Tenant shall pay to Landlord the amount of Additional Rent shown on said Tax and Insurance Statement to be due Landlord for the Lease Year last ended. Tenant’s obligation to pay such Additional Rent shall survive the Term. If Tenant’s deposits made pursuant to Section 6.2 above exceed Tenant’s obligation, the excess amount shall be ended against the next installment of Rent coming due, with any balance to be paid directly to Tenant.

Section 6.5. Right to Pay. Landlord shall, at its option, have the right, without notice to Tenant at all times during the Term to pay any such Taxes not timely paid by Tenant, and the amounts so paid, including reasonable expenses, shall be so much Additional Rent due at the next rent day after any such payments with interest at the Default Rate from the date of payment thereof.

Section 6.6. Landlord’s Contest of Taxes. To the extent Landlord desires, in Landlord’s reasonable business judgment, to contest the imposition of any Taxes against the Land and Improvements, Landlord shall proceed with such protest in accordance with applicable laws. Tenant agrees Taxes shall include all of Landlord’s reasonable costs and expenses, including legal fees and court costs, in pursuing any such contest to the extent that Landlord is successful in such contest. There shall be deducted from Taxes the amount of any Taxes refunded in any Lease Year, provided said refund relates to an assessment year included within the Term of this Lease. Tenant, at is sole cost and expense, may initiate a tax contest with Landlord’s prior written consent.

Section 6.7. Utilities. Tenant shall pay, directly to the appropriate supplier, all costs of natural gas, electricity, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Premises. Landlord shall not in any way be liable or responsible to Tenant for any cost or damage or expense which Tenant may sustain or incur if either the quality or character of such service is changed or is no longer available or suitable for Tenant’s requirements, provided that Landlord shall be liable for the gross negligence and willful misconduct of Landlord, its affiliates and their employees.

ARTICLE VII.

Use

Section 7.1. Use. The Premises shall be used for the Use only, and for no other purpose.

Section 7.2. Prohibited Uses. Tenant shall not permit the Premises, or any portion thereof to be used in such manner which impairs Landlord’s right, title or interest in the Premises or any portion thereof, or in such manner which gives rise to a claim or claims of adverse possession or of a dedication of the Premises, or any portion thereof, for public use. Tenant shall not use or occupy the Premises or permit the Premises to be used or occupied contrary to any statue, rule, order, ordinance, requirement, regulation or restrictive covenant applicable thereto or in any manner which would violate any certificate of occupancy affecting the same or which would render the insurance thereon void or the insurance risk more hazardous than on the Effective Date, or which would cause structural injury to the Improvements or cause the value of the Premises or any part thereof to decrease, ordinary wear and tear excepted, or which would constitute a public or private nuisance or waste, and Tenant agrees that it will, promptly upon discovery of any such use, immediately notify Landlord and take all necessary steps to compel the discontinuance of such use.

ARTICLE VIII.

Maintenance of Premises

Section 8.1. Tenant’s Maintenance. Tenant agrees, at Tenant’s sole cost and expense, to take good care of the Premises, including the Improvements, and keep and maintain the same and all parts thereof, including without limitation, the entire interior and exterior of the Improvements, the roof, foundations, parking areas, sidewalks, railroad tracks, water, sewer, gas and electricity connections, pipes, mains and all other fixtures, machinery, apparatus, equipment and appurtenances thereto, together with any and all alterations and additions thereto, in as good order, condition and repair as on the Effective Date, reasonable wear and tear excepted, suffering no waste or injury. Tenant shall, at its sole cost and expense, promptly make all necessary repairs and replacements, structural or otherwise, ordinary as well as extraordinary, foreseen as well as unforeseen, in and to any Improvements or equipment now or hereafter located upon the land including, without limitation, the entire interior and exterior of the Improvements, the roof, the foundations, parking areas, sidewalks, railroad tracks, water, sewer, gas and electricity connections, pipes, mains and all other fixtures, machinery, apparatus, equipment and appurtenances, now or hereafter belonging to, connected with or used in conjunction with the Premises: provided, however, in the event any repairs or replacements are required, the cost of which are required to be capitalized in accordance with generally accepted accounting principles, landlord shall initially pay for the cost of such repairs or replacements and Tenant shall pay Landlord as Additional Rent, for the portion of such costs attributable to the then remainder of the Term, as and when such costs are paid by Landlord to third party vendors, such portion to be determined as between Landlord and Tenant on a straight-line basis. All such repairs and replacements shall be of first class quality and sufficient for the proper maintenance and operation of the Premises. Tenant shall keep and maintain the Premises, including the Improvements and all sidewalks, vault space, parking areas and areas adjacent thereto, safe, secure and clean, specifically including, but not by way of limitation, snow and ice clearance, landscaping and removal of waste and refuse matter. Tenant shall not permit anything to be done upon the Premises (and shall perform all maintenance and repairs thereto so as not) to invalidate, in whole or in part, or prevent the procurement of any insurance policies which may, at any time, be required under the provisions of this Lease. Tenant shall not obstruct or permit the obstruction of any parking area, adjoining street or sidewalk, except to the extent commercially necessary.

Section 8.2. Governmental Requirements. Tenant, at its own cost and expense (except as set forth in Section 8.1), shall promptly comply wish any and all governmental requirements affecting the Premises or any part thereof, irrespective of the nature of the work required to be done extraordinary as well as ordinary, whether or not the same involve or require any structural changes or additions in or to the Improvements and irrespective of whether or not such changes or additions be required on account of any particular use to which the Premises or any part thereof are being put.

Section 8.3. Tenant’s Responsibilities. Except as set forth in Section 8.1, Landlord shall not be required to furnish any services or facilities whatsoever to the Premises. Except for the amortization provision of Section 8.1, Tenant hereby assumes full and sole responsibility for the condition, operation, repair, alteration, replacement, maintenance and management of the Premises. Landlord shall not be responsible for any loss or damage to the person or property of Tenant, any guests or invitees, any persons using or working on the Premises, or any persons claiming by, through or under, or any agents, employees, heirs, legal representatives, successors or assigns of, any of the foregoing. Notwithstanding the foregoing, Landlord shall be responsible for the gross negligence or willful misconduct of Landlord, its affiliates and their employees.

Section 8.4. Maintenance Contract. At Landlord’s option, Tenant shall enter into a maintenance contract, in form and substance and with a firm reasonably satisfactory to Landlord, for the maintenance of the Improvements or portions thereof as designated by Landlord.

Section 8.5. Landlord’s Performance of Tenant’s Obligations. Landlord, at its option, may perform the maintenance obligations required to be performed by Tenant pursuant to this Article VIII, to the extent not performed by Tenant. All costs incurred by Landlord shall constitute Additional Rent payable immediately on demand, which shall accrue interest from the date incurred until the date paid at the Default Rate.

ARTICLE IX.

Tenant’s Insurance

Section 9.1. Commercial General Liability and Workers Compensation Insurance. At all times during the Term of this Lease, Tenant, at its own expense, shall maintain, with insurance companies which are authorized to do business in the State of Ohio and which are reasonably acceptable to Landlord, the following commercial general liability and workers compensation insurance (including employer’s liability insurance):

(a) Commercial General Liability Insurance. Written on an occurrence basis, insuring against claims for bodily and personal injury, death and property damage occurring in connection with the use and occupancy of the Premises by Tenant and shall name by specific endorsement Landlord and Landlord’s mortgagee, if any, as additional insureds. The coverage afforded the additional insureds under the Tenant’s policy shall be primary insurance. Commercial General Liability Insurance shall afford a limit of at least $2,000,000.00 for each occurrence and at least a $5,000,000.00 annual aggregate with respect to bodily injury or death to persons and at least $2,000,000.00 for each occurrence and at least a $2,000,000.00 annual aggregate with respect to property damage.

(b) Workers Compensation Insurance. Workers compensation insurance shall meet or exceed the statutory requirements set by the state where the Premises is located and shall include occupational disease insurance and employer’s liability insurance.

(c) Contents Insurance. Insurance in commercially reasonable amounts and on commercially reasonable terms, against fire, sprinkler leakage, vandalism, and the extended coverage perils for the full insurable value of all contents of Tenant within the Premises, and of all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises and business interruption insurance in commercially reasonable amounts and on commercially reasonable terms.

Tenant shall deliver to Landlord, at least fifteen (15) days prior to the earlier of (i) the Commencement Date of this Lease or (ii) the date Tenant takes possession of the Premises, certificates of the insurance required by this Section 9.1 and evidence of payment of all premiums. Such policies of insurance shall be renewed and certificates of the new policies and evidence of payment of all premiums shall be deposited with Landlord at least forty-five (45) days prior to the expiration of the old policies.

Section 9.2. Policies. All insurance policies shall be written with insurance companies and shall be in form reasonably satisfactory to Landlord. All insurance policies shall name Landlord as an additional insured and loss payee as its interest may appear and shall provide that they may not be terminated or modified in any way which would materially decrease the protection afforded Landlord under this Lease without thirty (30) days’ advance written notice to Landlord. All policies shall also contain an endorsement that Landlord, although named as an additional insured, shall nevertheless be entitled to recover for damages caused by the negligence of Tenant. The minimum limits of insurance specified in this Article IX shall in no way limit or diminish Tenant’s liability under this Lease. Upon Tenant’s default in obtaining or delivering the certificates for any such insurance or Tenant’s failure to pay the charges therefor, Landlord may, at its option, on or after the tenth (10th) day after written notice thereof is given to Tenant, procure or pay the charges for any such policy or policies and the total cost and expense (including reasonable attorneys’ fees) thereof shall be immediately paid by Tenant to Landlord as Additional Rent upon receipt of a bill therefor, and any amount not so paid shall bear interest at the Default Interest Rate from the date advanced. Any minimum amount of coverage specified above shall be subject to increase at any time, and from time to time, if Landlord shall reasonably deem same to be necessary for adequate protection. Within thirty (30) days after demand by Landlord that the minimum amount of any coverage be so increased, Tenant shall furnish Landlord with evidence of Tenant’s compliance with such demand. Tenant may maintain the insurance required under this Section 9 as part of a blanket policy covering all of Tenant’s property and business, provided that the coverages required under Section 9.1 are maintained.

Section 9.3. Adjustment. So long as this Lease remains in effect, the proceeds of any such insurance which are received by Tenant shall be used by Tenant to repair or replace the property so insured.

ARTICLE X.

Hazard Insurance

Section 10.1. Kinds and Amounts. Tenant, at its sole cost, shall at all times during the Tenant of this Lease keep in full force and effect insurance on all Improvements against loss by fire and lightning, the risks covered by what is commonly known as extended coverage, malicious mischief and vandalism, and all other risks of direct physical loss in an amount equal to the full replacement value on the replacement form basis, of such Improvements. The policy or policies evidencing such insurance shall be written by a company or companies reasonably satisfactory to Landlord and to Landlord’s mortgagee, if any, and authorized to do business in the state where the Premises is located, shall name Landlord as the insured thereunder, and shall provide that losses shall be paid to Landlord or its mortgagee, if applicable. At the request of Landlord, a mortgage clause shall be included in said policies covering Landlord’s mortgagee, if any Tenant shall provide evidence of such policy or policies to Landlord at any time and in any event within thirty (30) days prior to the expiration of any such policy or policies.

Section 10.2 Insurance Appraisals. From time to time during the Term hereof (but in no event more frequently than once every two (2) years) upon the request of Landlord, or Landlord’s mortgagee, if any, Tenant shall furnish to Landlord, at Tenant’s expense, insurance appraisals, satisfactory to Landlord, as such are regularly and ordinarily made by or for the benefit of insurance companies, in order to determine the then replacement value of the improvements.

Section 10.3 Waiver of Recovery. Landlord and Tenant hereby waive all claims for recovery from the other party for any loss or damage (whether or not such loss or damage is caused by negligence of the other party and, notwithstanding any provision or provisions concerned in this Lease to the contrary) to any person or property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance, subject to the limitation that this waiver shall apply only when it is permitted by the applicable policy of insurance. Each policy of insurance shall either (i) contain a waiver of subrogation by insurance against Landlord or Tenant, as the case may be, or (ii) include the name of the Landlord or Tenant, as the case may be, as an additional insured, but not as a party to whom any loss shall be made payable.

ARTICLE XI.

Damage or Destruction

Section 11.1 Damage or Destruction by Fire or Casualty. In the event the Premises are damaged by fire, explosion or other casualty, Landlord shall diligently proceed with respect to the proposed restoration promptly after receipt of the insurance proceeds. Landlord shall commence the repair, restoration or rebuilding thereof and shall complete such restoration, repair or rebuilding within twelve (12) months after the receipt of such proceeds, subject to extension due to delay because of changes, deletions, or additions in construction requested by Tenant, acts of Tenant, strikes, lockouts, casualties, acts of God, war, fuel or energy shortages, material or labor shortages, governmental regulation or control, severe weather conditions or other causes beyond the control of Landlord (“Extension Events”). In the event of any such casualty all insurance proceeds shall be payable to Landlord. In no event shall Landlord be required to repair or replace any alterations or improvements made by Tenant which are not related to the Improvements, Tenant’s Equipment (as hereinafter defined) or any other fixtures, furnishing and personal property of Tenant. Tenant agrees that in the event the amount of the insurance proceeds received by Landlord are less than the amount required to be expended to restore the Premises. Landlord or Tenant, at its election made within thirty (30) days following Landlord’s delivery to Tenant of written notice of the insufficiency of insurance proceeds, may terminate his lease. Landlord’s obligation to repair, restore or rebuild the Premises shall be limited to entering the Premises to substantially the condition in which the same existed prior to the casualty. Rent and all other charges payable by Tenant hereunder shall abate on a prorata basis during the period of such repair, restoration or rebuilding such that Tenant shall not be required to pay Rent with respect to the portion of the Premises that are not useable by Tenant during such period. In the event the casualty causes fifty percent (50%) or more of the Premises to be untenantable, as determined by an independent contractor, either Landlord or Tenant may terminate this Lease as of the date of such casualty by providing notice to the other within thirty (30) days after such determination has been made by the independent contractor, in which event, all insurance proceeds shall be paid to Landlord.

ARTICLE XII.

Liens

Section 12.1. Lien Claims. Tenant shall not do any act which shall in any way encumber the title of Landlord in and to the Premises, nor shall any interest or estate of Landlord in the Premises be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Tenant, and any claim to or lien upon the Premises arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall in all respects be subject and subordinate to the paramount title and rights of Landlord in and to the Premises. Tenant will not permit the Premises to become subject to any mechanics’, laborers’ or materia men’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with the work of any character performed or claimed to have been performed on the Premises by or at the direction or sufferance of Tenant; provided, however, that Tenant shall have the right to contest in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Tenant shall first either (a) give to Landlord an amount equal to one hundred fifty percent (150%) of the amount of the lien or claimed lien which, together with interest earned thereon, which amount shall be held by Landlord as security to insure payment thereof and to prevent any sale, foreclosure or forfeiture of the Premises by reason of non-payment thereof or (b) provide title insurance or bond over such lien in a manner reasonably satisfactory to Landlord. The amount so deposited with Landlord shall be held by Landlord in an account established at a federally insured banking institution until satisfactory removal of said lien or claim of lien. On any final determination of the lien or claim for lien, Tenant will immediately pay any judgment rendered, with all proper costs and charges, and will, at its own expense, have the lien released and any judgment satisfied. Should Tenant fail to diligently contest and pursue such lien contest, Landlord may, at its option, use the sums so deposited to discharge any such lien and upon the satisfaction of such lien or encumbrance Landlord shall pay all such sums remaining on deposit to Tenant.

Section 12.2. Landlord’s Right to Cure. If Tenant shall fail to contest the validity of any lien or claimed lien or fail to give security to Landlord to insure payment thereof, or shall fail to prosecute such contest with diligence, or shall fail to have the same released and satisfy any judgment rendered thereon, then Landlord may, at its election (but shall not be so required), remove or discharge such lien or claim for lien (with the right, in its discretion, to settle or compromise the same), and any amounts advanced by Landlord, including reasonable attorneys’ fees for such purposes shall be so much Additional Rent due from Tenant to Landlord at the next rent rate after any such payment, with interest thereon at the Default Rate from the date so advanced.

ARTICLE XIII.

Alterations and Improvements

Section 13.1. Alterations. Tenant shall not at any time during the Term of this Lease make any openings in the roof or exterior walls of the Building or make any alteration, addition or improvement to the Premises (collectively, “Alterations”) or any portion thereof without, in each instance, the prior written consent of Landlord which consent, as to non-structural or non-systems repairs, shall not be unreasonably withheld. Notwithstanding the preceding sentence, Tenant may make non-structural Alterations without obtaining Landlord’s prior written consent, provided the total cost of such non-structural Alteration is less than Twenty Thousand Dollars ($20,000.00) per occurrence and less than Fifty Thousand Dollars ($50,000.00) in the aggregate per calendar year. No Alteration to the Premises for which Landlord’s consent is required shall be commenced by Tenant until Tenant has furnished Landlord with a satisfactory certificate or certificates from an insurance company acceptable to Landlord, evidencing workmen’s compensation coverage, and insurance coverage in amounts satisfactory to Landlord and protecting Landlord against public liability and property damage to any person or property, on or off the Premises, arising out of and during the making of such Alterations. Any Alteration by Tenant hereunder shall be done in a good and workmanlike manner in compliance with any applicable governmental law, statute, ordinance or regulation. Upon completion of any Alteration by Tenant hereunder, Tenant shall furnish Landlord with a copy of the “as built” plans covering such construction. Tenant, at its sole cost and expense, will make all Alterations on the Premises which may be necessary by the act or neglect of any other person or corporation (public or private), except for Landlord, its agents, employees or contractors. Before commencing any Alterations (a) plans and specifications therefor, prepared by a licensed architect, shall be submitted to and approved by Landlord, which approval shall not be unreasonably withheld or delayed; (b) Tenant shall furnish to Landlord an estimate of the cost of the proposed work, certified by the architect who prepared such plans and specifications; (c) all contracts for any proposed work shall be submitted to and approved by Landlord, which approval shall not be unreasonably withheld or delayed; and (d) Tenant shall either furnish to Landlord a bond in form and substance satisfactory to Landlord, or such other security reasonably satisfactory to Landlord to insure payment for the completion of all work free and clear of liens. Tenant further agrees that all contractors engaging in any construction activity by and for the benefit of Tenant for which Landlord’s consent shall be required shall obtain commercial general liability, worker’s compensation and such other liability insurance in such amounts as may be reasonably required by Landlord naming Landlord as an additional insured and providing liability coverage during all phases of construction including, without limitation: (a) contractor’s and owners protection; (b) blanket contractual liability coverage; (c) broad form property damage insurance; and (d) statutory worker’s compensation coverage and employer’s liability coverage. Prior to the commencement of any construction activity, certificates of such insurance coverages shall be provided to Landlord. Before commencing any Alteration, Tenant shall provide Landlord with a written certification that the Alteration does not have any adverse environmental impact on the premises.

Section 13.2. Ownership of Alterations. All Alterations (except Tenant’s Equipment, as ( cited hereinafter), put in at the expense of Tenant shall become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the termination of this lease or at Landlord’s option shall be removed.

Section 13.3. Signs. Tenant shall not place any signs on any part of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

Section 13.4. Environmental Impact. Notwithstanding any other term, covenant or condition contained in this Lease, in the event that any Alteration has any adverse environmental impact on the Premises. Landlord may deny Tenant the right to proceed in Landlord’s sole and absolute discretion.

ARTICLE XIV.

Condemnation

Section 14.1. Taking: Lease to Terminate. In the event the whole of the Premises shall be taken as a result of the exercise of the power of eminent domain or condemned for a public or quasi-public use or purpose or by any competent authority or sold to the condemning authority under threat of condemnation, or in the event a portion of the Premises shall be taken or sold as a result of such event, and as a result thereof, the balance of the Premises cannot be used for the same purpose as before such taking, sale or condemnation, then, and in either of such events, the Term of this Lease shall terminate as of the date of vesting of title pursuant to such proceeding or sale. The total award, compensation or damages received from such proceeding or sale (collectively the “Award”), shall be paid to and be the property of Landlord, whether the Award shall be made as compensation for diminution of the value of the leasehold or the fee of the Premises or otherwise, and Tenant hereby assigns to Landlord, all of Tenant’s right, title and interest in and to the Award. Tenant shall execute, immediately upon demand of Landlord, such documents as may be necessary to facilitate collection by Landlord of any such Award. Tenant may pursue a separate award for improvements made by Tenant and for its moving expenses, provided such award does not reduce Landlord’s Award.

Section 14.2. Taking: Lease to Continue. In the event only a part of the Premises shall be taken as a result of the exercise of the power of eminent domain or condemned for a public or quasi-public use or purpose by any competent authority or sold to the condemning authority under threat of condemnation, and as a result thereof the balance of the Premises can be used for the same purpose as before such taking, sale or condemnation, this Lease shall not terminate and Landlord, at its sole cost and expense, shall promptly repair and restore the Premises, subject to any Extension Events and the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such condemnation. Any Award paid as a consequence of such taking, sale, or condemnation, shall be paid to Landlord. Any sums not so disbursed shall be retained by Landlord.

ARTICLE XV.

Rent Absolute

Section 15.1. Rent Absolute. This Lease shall be deemed and construed to be a “net lease” and, except as otherwise specifically provided in this Lease, Tenant agrees to pay all costs and expenses of every kind and nature whatsoever, ordinary and extraordinary, arising out of or in connection with the ownership, maintenance, repair, replacement, use and occupancy of the Premises during the Term of this Lease, which, except for the execution and delivery hereof, would otherwise have been payable by Landlord.

ARTICLE XVI.

Assignment - Subletting by Tenant

Section 16.1. No Assignment. Subletting or Other Transfer. Tenant shall not assign this lease or any interest hereunder, nor shall Tenant sub et or permit the use or occupancy of the Premises or any part thereof by anyone other than Tenant, without the express prior written consent of Landlord, which consent shall not be unreasonably withheld. No assignment or subletting shall relieve Tenant of its obligations hereunder, and Tenant shall continue to be liable as a principal and not as a guarantor or surety, to the same extent as though no assignment or sublease had been made, unless specifically provided to the contrary in Landlord’s consent. Consent by Landlord pursuant to this Article shall not be deemed, construed or held to be consent to any additional assignment or subletting, but each successive act shall require similar consent of Landlord. Landlord shall be reimbursed by Tenant for any costs or expenses reasonably incurred pursuant to any request by Tenant for consent to any such assignment or subletting. In consideration of the granting or denying of consent, Landlord may, at its option, take into consideration: (i) the business reputation and credit worthiness of the proposed subtenant or assignee; (ii) any required alteration of the Premises; (iii) the intended use of the Premises by the proposed subtenant or assignee; and (iv) any other factors which Landlord shall deem relevant.

Section 16.2. Operation of Law. Tenant shall not allow or permit any transfer of this Lease or any interest hereunder, by operation of law, or convey, mortgage, pledge or encumber this Lease or any interest hereunder.

Section 16.3. Unpermitted Transaction. Any assignment, subletting, use, occupancy, transfer or encumbrance of this Lease or the Premises without Landlord’s prior written consent shall be of no effect and shall, at the option of Landlord, constitute a default under this Lease.

ARTICLE XVII.

Indemnity for Litigation

Section 17.1. Indemnity for Litigation. Each party (the “Indemnifying Party”) agrees to pay and to indemnify and defend the Indemnified Party against, all costs and expenses (including reasonable attorneys’ fees) incurred by or imposed upon the Indemnified Party by or in connection with any litigation to which the Indemnified Party becomes or is made a party without fault on its part, whether commenced by or against it, or any other person or entity or that may be incurred by the Indemnified Party in enforcing any of the covenants and agreements of this Lease, relating to the Premises or this Lease, or in obtaining possession of the Premises after an Event of Default hereunder or upon expiration or earlier termination of this Lease. The provisions of this Section 17.1 shall survive the expiration or earlier termination of this Lease.

ARTICLE XVIII.

Estoppel Certificates

Section 18.1. Estoppel Certificates. Tenant agrees that on the Effective Date and at any time from time to time thereafter, and upon not less than ten (10) days’ prior written request by Landlord, it will execute, acknowledge and deliver to Landlord, or Landlord’s mortgagee, to the extent factually accurate, a statement in writing certified to any prospective purchaser or mortgagee the Landlord is not currently in default of the Lease, all rent has been paid through the date of the written statement and that the Lease is in full force and effect.

ARTICLE XIX.

Inspection of Premises

Section 19.1. Inspections. Tenant agrees to permit Landlord and any authorized representatives of Landlord, to enter the Premises at all reasonable times during business hours upon reasonable prior notice, for the purpose of inspecting the same. Any such inspections shall be solely for Landlord’s purposes and may be not relied upon by Tenant or any other person.

Section 19.2. Signs. Tenant agrees to permit Landlord and any authorized representative of Landlord to enter the Premises at all reasonable times during business hours to exhibit the same for the purpose of sale and mortgage. Landlord may display on the Premises customary “For Sale” signs. During the last six (6) months of the Term, Tenant agrees to permit Landlord and any authorized representative of Landlord to enter the Premises at all reasonable times during business hours to exhibit the same for the purpose of leasing. Within such last six (6), months of the Term, Landlord may display on the Premises customary “For Rent” signs.

ARTICLE XX.

Fixtures

Section 20.1. Building Fixtures. All Improvements and all plumbing, heating, lighting, electrical and air-conditioning fixtures and equipment, and other articles of personal property used in the operation of the Premises (as distinguished from operations incident to the business of Tenant), whether or not attached or affixed to the Premises (“Building Fixtures”), shall be and remain a part of the Premises and shall constitute the property of Landlord. Notwithstanding the foregoing, Building Fixtures shall not include Tenant’s Equipment, as defined below.

Section 20.2. Tenant’s Equipment. All of Tenant’s trade fixtures and all personal property, fixtures, apparatus, machinery and equipment now or hereafter located upon the

Premises, other than Building Fixtures, shall be and remain the personal property of Tenant, and the same are herein referred to as “Tenant’s Equipment.”

Section 20.3 Removal of Tenant’s Equipment. Tenant’s Equipment may be removed from time to time by Tenant; provided, however, that if such removal shall injure or damage the Premises. Tenant shall repair the damage and place the Premises in the same condition as they were in the Effective Date, ordinary wear and tear excepted.

ARTICLE XXI.

Default

Section 21.1. Events of Default. Tenant agrees that any one or more of the following events shall be considered “Events of Default” as said term is used herein:

(a) If an order, judgment or decree shall be entered by any court adjudicating Tenant a bankrupt or insolvent, or approving a petition seeking reorganization of Tenant or appointing a receiver, trustee or liquidator of Tenant, or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days; or

(b) Tenant shall file an answer admitting the material allegations of a petition filed against Tenant in any bankruptcy, reorganization or insolvency proceeding or under any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension; or

(c) Tenant shall make an assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver, trustee or liquidator of Tenant, or any of the assets of Tenant; or

(d) Tenant shall file a voluntary petition in bankruptcy, or shall admit in writing its inability to pay its debts as they come due, or shall file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law: or

(e) A decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated within sixty (60) days from the date of entry or granting thereof; or

(f) Tenant shall vacate the Premises or abandon same during the Term hereof; or

(g) Tenant shall default in making any payment of Rent or other payment required to be made by Tenant hereunder within five (5) days following the date when due as herein provided; or

(h) Tenant shall be in default in the performance of or compliance with any of the agreements, terms, covenants or conditions in this Lease other than those referred to in the foregoing subparagraphs (a) through (g) of this Section for a period of thirty (30) days after notice from Landlord to Tenant specifying the items in default.

Section 21.2 Remedies. If any Event of Default shall have occurred and be continuing, Landlord shall have the right at its election, to give Tenant written notice of Landlord’s intention to terminate the Term hereof on a date specified in such notice. Upon the giving of such notice, the term of this Lease shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date hereinbefore fixed for the expiration of the Term, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided.

If an Extent of Default shall have occurred and be continuing, Landlord shall upon notice to Tenant have the immediate right, whether or not the Term shall have been terminated pursuant to the preceding paragraph, to re-enter, with due process of law, and repossess the Premises or any part thereof by force, summary proceedings, ejectment or otherwise and the right to remove all persons and property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate the Term unless a written notice of such intention be given to Tenant pursuant to the preceding paragraph, or unless the termination of this Lease be decreed by a court of competent jurisdiction.

At any time or from time to time after the repossession of the Premises or any part thereof pursuant to the preceding paragraph, whether or not the Term shall have been terminated pursuant to this Section 21.2, Landlord may (but shall be under no obligation to) relet the Premises or any part thereof for the account of Tenant, in the name of Tenant or Landlord or otherwise, without notice to Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions (which may include concessions or free rent) and for such uses as Landlord, in its absolute discretion, may determine, and Landlord may collect and receive any rents payable by reason of such reletting. Landlord shall not be responsible or liable for any failure to collect any rent due upon any such reletting.

No expiration or termination of the Term pursuant to this Section 21.2, by operation of law or otherwise, and no repossession of the Premises or any part thereof pursuant to this Section 21.2 or otherwise, and no reletting of the Premises or any part thereof pursuant to this Section 21.2, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, repossession or reletting.

In the event Landlord repossesses the Premises or any part thereof by reason of the occurrence of an Event of Default but does not terminate the Term hereof, Tenant will pay to Landlord the Base Rent. Additional Rent and other sums required to be paid by Tenant to and including the date of such repossession; and, thereafter, until the end of what would have been the Term in the absence of such repossession, and whether or not the Premises or any part thereof shall have been relet. Tenant shall be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages the Base Rent. Additional Rent and other sums which should be payable under this Lease by Tenant in the absence of such expiration, termination or repossession, less the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to this Section 21.2, after deducting from such proceeds all of Landlord’s reasonable expenses in connection with such reletting (including, without limitation, all repossession costs, customary brokerage commissions, legal expenses, attorneys’ fees, employees’ expenses, alteration costs and expenses of preparation for such reletting). Tenant will pay such current damages on the days on which the Base Rent and Additional Rent would have been payable under this Lease in the absence of such expiration, termination or repossession, and Landlord shall be entitled to recover the same from Tenant on each such day.

In the event that Landlord terminates the Term hereof, Tenant will pay to Landlord all Rent and other sums due and payable by Tenant through the date of termination, plus (l) an amount equal to the present value of the Rent and other sums, provided herein to be paid by Tenant for the remainder of the Term, (taking into account the time and expense necessary to obtain a replacement tenant or tenants, if any, including expenses relating to repossession of the Premises, preparation for reletting and for reletting itself), (2) the unamortized cost of leasehold improvements, additions and Alterations, if any, paid for by Landlord pursuant to this Lease, and (3) the cost of performing any other covenants to be performed by Tenant.

Nothing in this Section 21.2 is intended to, or shall, obviate any statutory or common law duty to mitigate damages incumbent on Landlord upon its exercise of its remedies hereunder.

ARTICLE XXII.

Landlord’s Performance of Tenant’s Covenants

Section 22.1. Landlord’s Performance of Tenant’s Covenants. Should Tenant at any time fail to do any act or make any payment required to be done or made by it under the provisions of this Lease, Landlord, at its option, may (but shall not be required to) do the same or cause the same to be done, and the amounts paid and expenses incurred by Landlord in connection therewith shall be so much Additional Rent due on the next rent date after such payment together with interest at the Default Rate from the date of payment.

ARTICLE XXIII.

Exercise of Remedies

Section 23.1. Cumulative Remedies. No remedy contained herein or otherwise conferred upon or reserved to Landlord, shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given herein, now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Landlord may be exercised from time to time and as often as occasion may arise or as may be deemed expedient. No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or shall be construed to be a waiver of any such default or an acquiescence therein.

Section 23.2. No Waiver. No waiver of any breach of any of the covenants of this Lease shall be construed, taken or held to be a waiver of any other breach, or a waiver, acquiescence in or consent to any further or succeeding breach of the same covenant. The acceptance by

Landlord of any payment of Rent or other sums payable hereunder after the termination by Landlord of this Lease or of Tenant’s right to possession hereunder shall not, in the absence of agreement in writing to the contrary by Landlord, be deemed to restore this Lease or Tenant’s right to possession hereunder, as the case may be, but shall be construed as a payment on account and not in satisfaction of damages due from Tenant to Landlord. Receipt of Rent by Landlord, with knowledge of any breach of this Lease by Tenant or of any default by Tenant in the observance or performance of any of the conditions or covenants of this Lease, shall not be deemed to be a waiver of any provision of this Lease.

Section 23.3. Equitable Relief. In the event of any breach by Tenant of any of the agreements, terms, covenants or conditions contained in this Lease, Landlord shall be entitled to enjoy such breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings, and other remedies were not provided for in this Lease.

ARTICLE XXIV.

Subordination to Mortgages

Section 24.1. Subordination. Landlord may execute and deliver a mortgage or trust deed in the nature of a mortgage (both sometimes hereinafter referred to as a “Mortgage”) against the Premises or any portion thereof. This Lease and the rights of Tenant hereunder shall automatically, and without the requirement of the execution of any further documents, be and are hereby made expressly subject and subordinate at all times to the lien of any Mortgage now or hereafter encumbering any portion of the Improvements, and to all advances made or hereafter to be made upon the security thereof provided such lender does not disturb Tenant’s possession hereunder as long as (i) Tenant is not in default hereunder, (ii) upon the written direction of mortgagee Tenant pay all rents arising under this Lease as directed by such mortgagee; (iii) in the event such mortgagee enforces its rights under the Mortgage or such lease is terminated due to a default by Landlord, Tenant will, upon request of any person succeeding to the interest of Landlord in the Premises (“successor in interest”) as the result of said enforcement, automatically attorn to such successor in interest, without any change in terms or other provisions of this Lease; provided, however, that said successor in interest shall not be: (a) liable for any previous act or omission of any prior landlord, including Landlord, under this Lease except for acts or omissions that arise and/or exist after such successor in interest takes title to the Premises; (b) bound by any payment of rent or additional rent for more than one month in advance, except payments in the nature of security, but only to the extent such payments have been delivered to such successor in interest; (c) bound by any modifications to the Lease (including any agreement providing for early termination or cancellation of the Lease) made without any requisite consent of the mortgagee or any such successor in interest; (d) bound by any covenant or obligation of Landlord to perform, undertake or complete any work in the Premises or to prepare it for occupancy; (e) bound by any obligation to make any payment to Tenant or to grant any credits, except for service, repairs, maintenance and restoration provided for under this Lease to be performed by Landlord after the date of Tenant’s attornment; (f) responsible for any funds, including security deposits, owing to Tenant unless delivered by Landlord to such successor in interest; or (g) subject to any demands, credits, claims, counter claims, offsets or defenses which Tenant might have against any prior landlord, including Landlord. Notwithstanding the foregoing, Tenant agrees to execute and deliver such instruments instruments Tenant agrees will be in form and substance satisfactory to the mortgagee of such Mortgage, in its sole discretion) subordinating this Lease to the lien of any Mortgage entered into by Landlord after the execution of this Lease provided that any such instruments shall contain language that such mortgagee shall not disturb Tenant’s possession hereunder as long as Tenant is not in default hereunder and attorns to the record owner of the Premises. Notwithstanding anything to the contrary contained herein, any mortgagee under a Mortgage may by notice in writing to the Tenant, subordinate its Mortgage to this Lease.

ARTICLE XXV.

Indemnity and Waiver

Section 25.1. Tenant’s Indemnity. Tenant will protect, indemnify and save Landlord, its partners, shareholders, employees, officers, directors, agents and their respective successors and assigns harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against Landlord by reason of (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Premises or any part thereof or the adjoining properties, sidewalks, curbs, streets or ways, or resulting from an act or omission of Tenant or anyone claiming by, through or under Tenant; (b) any failure on the part of Tenant to perform or comply with any of the terms of this Lease or any other agreements affecting the Premises; (c) the use, occupation, condition, or operation of the Premises or any part thereof; or (d) performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof. In case any action, suit or proceeding is brought against Landlord by reason of any such occurrence, Tenant will, at Tenant’s sole expense, resist and defend such action, suit or proceeding, or cause the same to be resisted and defended with counsel acceptable to Landlord. Notwithstanding the foregoing, Tenant shall not be responsible for the gross negligence and willful misconduct of Landlord, its affiliates or their employees: (a) resulting in any accident, injury to or death of persons or loss of or damage to property occurring on or about the Premises or any part thereof or the adjoining properties, sidewalks, curbs, streets or ways; and (b) with respect to the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof.

Section 25.2. Landlord’s Indemnity. Landlord will protect, indemnify and save Tenant, its partners, shareholders, employees, officers, directors, agents and their respective successors and assigns harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against Tenant by reason of: (a) any failure on the part of Landlord to perform or comply with any of the terms of this Lease, or (b) the gross negligence or willful misconduct of Landlord, its affiliates or other employees. In case any action, suit or proceeding is brought against Tenant by reason of any such occurrence, Landlord will, at Landlord’s sole expense, resist and defend such action, suit or proceeding, or cause the same to be resisted and defended with counsel acceptable to Tenant.

Section 25.3. Waiver of Claims. Tenant waives all claims it may have against Landlord and Landlord’s agents for damage or injury to person or property sustained by Tenant or any persons claiming through Tenant or by any occupants of the Premises, or by any other person, resulting from any part of the Premises becoming out of repair, or resulting from any accident on or about the Premises or resulting directly or indirectly from any act or neglect of any person, to the extent permitted by law; provided, however, Tenant does not hereby waive claims for the gross negligence and willful misconduct of Landlord, its affiliates and their employees. This Section 25.3 shall include, but not by way of limitation, damage caused by water, snow, frost, steam excessive heat or cold, sewage, gas, odors, or noise, or caused by bursting or leaking pipes or plumbing fixtures, and shall apply equally whether any such damage results from the act or neglect of Tenant or of any other person to the extent permitted by law, and whether such damage be caused or result from any thing or circumstance above mentioned or referred to, or to any other thing or circumstance whether of a like nature or of a wholly different nature; provided, however. Tenant does not hereby waive claims for the gross negligence and willful misconduct of Landlord, its affiliates and their employees. All Tenant’s Equipment and other personal property belonging to Tenant or any occupant of the Premises that is in or on any part of the Premises shall be there at the risk of Tenant or of such other person only, and Landlord shall not be liable for any damage thereto or for the theft or misappropriation thereof.

ARTICLE XXVI.

Surrender

Section 26.1. Condition. Upon the termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant’s right to possession of the Premises. Tenant will at once surrender and deliver up the Premises to Landlord, broom clean, in as good order, condition and repair as on the Effective Date, reasonable wear and tear excepted. Any damage caused by removal of Tenant from the Premises, including any damages caused by removal of Tenant’s Equipment as herein defined, shall be repaired and paid for by Tenant prior to the expiration of the Term.

All Alterations, temporary or permanent, excluding Tenant’s Equipment, in or upon the Premises placed there by Tenant, shall become Landlord’s property and shall remain upon the Premises upon such termination of this Lease by lapse of time or otherwise, without compensation or allowance or credit to Tenant, unless subject to Section 13.2 above, Landlord requests their removal. If Landlord so requests removal of said Alterations and Tenant does not make such removal by the termination of this Lease, or within ten (10) days after such request, whichever is later. Landlord may remove the same and deliver the same to any other place of business of Tenant or warehouse same, and Tenant shall pay the cost of such removal, delivery and warehousing to Landlord on demand.

Section 26.2. Removal of Tenant’s Equipment. Upon the termination of this Lease by lapse of time, or otherwise, Tenant may remove Tenant’s Equipment; provided, however, that Tenant shall repair any injury or damage to the Premises which may result from such removal. If Tenant does not remove Tenant’s Equipment from the Premises prior to the end of the Term, however ended. Landlord may, at its option, remove the same and deliver the same to any other place of business of Tenant or warehouse the same, and Tenant shall pay the cost of such removal (including the repair of any injury or damage to the Premises resulting from such removal), delivery and warehousing to Landlord on demand, or Landlord may treat Tenant’s

Equipment as having been conveyed to Landlord with this Lease as a Bill of Sale, without further payment or credit by Landlord to Tenant.

Section 26.3. Holdover. If Tenant retains possession of the Premises or any part thereof after the termination of the Term, by lapse of time and otherwise, then for the first two (2) months after the termination of the Term. Tenant shall pay to Landlord monthly rent in an amount equal to one hundred fifty percent (150%) of the monthly Rent payable for the month immediately preceding such holding over, and thereafter, shall pay monthly rent at double the rate payable for the month immediately preceding said holding over (including increases for Additional Rent which Landlord may reasonably estimate), computed on a per-month basis, for each month or part thereof (without reduction for any such partial month) that Tenant thus remains in possession, and in addition thereto. Tenant shall pay Landlord all actual damages sustained by reason of Tenant’s retention of possession. The provisions of this Section do not exclude the Landlord’s right of re-entry or any other right hereunder. Any such extension shall be subject to all other terms and conditions herein contained.

ARTICLE XXVII.

Covenant of Quiet Enjoyment

Section 27.1. Covenant of Quiet Enjoyment. Landlord covenants that Tenant, on paying the Rent and all other charges payable by Tenant hereunder, and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, all of which obligations of Tenant are independent of Landlord’s obligations hereunder, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises, subject to the terms, covenants, conditions, provisions and agreements hereof, free from hindrance by Landlord or any person claiming by, through or under Landlord.

ARTICLE XXVIII.

Memorandum of Lease

Section 28.1. Memorandum of Lease. This Lease shall not be recorded, but the parties agree at the request of either of them, to execute a Memorandum of Lease for recording, containing the names of the parties, the legal description and the Term of this Lease.

ARTICLE XXIX.

Notices

Section 29.1. Notices. All notices, consents, approvals to or demands upon or by Landlord or Tenant desired or required to be given under the provisions hereof, shall be in writing and shall be deemed to have been duly and sufficiently given if a copy thereof has been (1) personally served. (2) sent by a recognized courier service with evidence of receipt, (3) sent by facsimile transmission with confirmation of receipt, (4) delivered or mailed by United States or Australian registered or certified mail in an envelope properly stamped and addressed to the receiving party at its mailing address as given in Section 1.1. The effective date of such notice that be the date of delivery, if delivered personally or by courier service, or facsimile and two (2) days after the date of mailing, if mailed. Either party may by written notice to the other as aforesaid change its address for purposes of notice.

ARTICLE XXX.

Covenants Run with Land

Section 30.1. Covenants. All of the covenants, agreements, conditions and undertakings in this Lease contained shall extend and inure to and be binding upon the heirs, executors, administrators, successors and assigns of the respective parties hereto, the same as if they were in every case specifically named, and shall be construed as covenants running with the Land, and whenever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to wherever applicable, the heirs, executors administrators, successors and assigns of such party. Nothing herein contained shall be construed to grant or convey upon any person or persons firm, corporation or governmental authority, other than the parties hereto, their heirs, executors, administrators, successors and assigns, any right, claim or privilege by virtue of any covenant agreement, condition or undertaking in this Lease contained.

Section 30.2. Release of Landlord. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee of the Premises, and in the event of any transfer or transfers of the title to such fee, Landlord herein named (and in the case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and received, from and after the date of such transfer or conveyance, of all personal liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided that any funds in the hands of such Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee and any amount then due and payable to Tenant by Landlord or the then grantor under any provision of this Lease, shall be paid to Tenant.

ARTICLE XXXI.

Environmental Matters

Section 31.1 Hazardous Materials. Tenant agrees that it will not use, handle, generate, treat, store or dispose of or permit the use, handling, generation, treatment, storage or disposal of any Hazardous Materials (as hereinafter defined) in, on, under, around or above the Premises now or at any future time, except in accordance with the terms of this Lease, and will indemnify, defend and save Landlord harmless from any and all actions, proceedings, claims, costs, expenses and losses of any kind, including, but not limited to, those arising from injury to any person including death, damage to or loss of use or value of real or personal property, and costs of investigation and cleanup or other environmental remedial work, which may arise in connection with the existence of Hazardous Materials on the Premises to the extent occurring or caused during the Term hereof. The term “Hazardous Materials,” when used herein, shall include but shall not be limited to, any substances, materials or wastes that are regulated by any local governmental authority, the state where the Premises is located, or the United States of America because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including without limitation above or underground storage tanks, flammables, explosives, radioactive materials, radio petroleum and petroleum products, asbestos, urea formaldehyde foam insulation, methane, lead-based paint, polychlorinated biphenyl compounds, hydrocarbons or like substances and their address or constituents, pesticides and toxic or hazardous substances or materials of any kind, including without limitation, substances now or hereafter defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “hazardous wastes” in the following statutes, as amended the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601, et seq., “CERCLA”); the Hazardous Materials Transportation Act (49 U.S. §§1801, et seq., “HMTA”); the Toxic Substances Control Act (15 U.S.C. §2601, et seq., “TSCA”); the Resource Conservation and Recovery Act (42 U.S.C. §6901, et seq., “RCRA”); the Clean Air Act (42 U.S.C. §7401 et seq., “CAA”); the Clean Water Act (33 U.S.C. §1251, et seq., “CWA”) the Rivers and Harbors Act, (33 U.S.C. §401 et seq., “RHA”); the Emergency Planning and Community Right-to-Know Act of 1986 (41 U.S.C. §11001 et seq., “EPCRA”), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 to 136y, “FIFRA”); the Oil Pollution of 1990 (33 U.S.C. §2701 et seq., “OPA”); and the Occupational Safety and Health Act (29 U.S.C. §651 et seq., “OSHA”); and any so-called “Superlien law”; and in the regulations promulgated pursuant thereto, and any other applicable federal, state or local law, common law, code, rule, regulation, order, policy or ordinance, presently in effect or hereafter enacted promulgated or implemented, or any other applicable governmental regulation imposing liability or standards of conduct concerning any hazardous, toxic or dangerous substances, waste or material, now or hereafter in effect (collectively, “Environmental Laws”).

Section 31.2. Conduct of Tenant. If Tenant generates, uses, transports, stores, treats or disposes of any Hazardous Materials:

(a) Tenant shall, at its own cost and expense, comply with all Environmental laws relating to hazardous or toxic materials;

(b) Tenant shall (i) not dispose of any Hazardous Materials in dumpsters or trash containers; (ii) not discharge any Hazardous Materials into drains or sewers; (iii) not cause or allow the release, discharge, emission or run-off of any Hazardous Materials to air, to surface waters, to the Land, to ground water, whether directly or indirectly; (iv) at Tenant’s own cost and expense arrange for the lawful transportation and off-site disposal of all Hazardous Materials generated by Tenant; (v) provide secondary containment around all Hazardous Materials storage containers, storage facilities and above ground storage tanks; (vi) conduct all necessary environmental inspections, such as, but not limited to, asbestos inspections prior to any renovation or demolition, as required by 40 CFR Part 61 and provide copies of all such reports to Landlord; (vii) comply with all reporting requirements under any local, state or federal ordinance, statute or regulation, such as, but not limited to, toxics inventory reporting under the Emergency Planning and Community Right-to-Know Act, the provisions under 40 CFR Part 61, or various regulations controlling the emissions into the atmosphere of volatile organic compounds and provide copies of all such reports and notifications to Landlord; (viii) use only highly skilled people to address all environmental issues associated with this Lease, that such people and all employees of Tenant shall receive all required training or certification under any local, state or federal law specifically mentioned or alluded to in this Lease;

(c) Tenant shall promptly provide Landlord with copies of all communications, permits or agreements with any governmental authority or agency (federal, state or local) or any private entity relating in any way to the violation or alleged violation of any Environmental Laws or to any violation of Tenant’s obligations under subparagraph (b) above;

(d) Landlord and Landlord’s agents and employees shall have the right to enter the Premises upon reasonable notice and/or conduct appropriate tests for the purpose of ascertaining that Tenant complies with all applicable laws, rules or permits relating in any way to the presence of Hazardous Materials on the Premises; and

(e) Upon the written request of Landlord not more frequently than once every year or on any other occasion in the event that Landlord has reason to believe an environmental problem exists at the Premises, Tenant shall provide Landlord the results of appropriate tests, including tests of water and soil, to demonstrate (i) that Tenant is in compliance with all applicable laws, rules or permits relating in any way to the presence of any Hazardous Materials on the Premises and (ii) the lack of any releases, discharges , or emissions.

To the extent the presence, release, threat of release, placement on or in the Premises of any Hazardous Materials occurs or is caused during the Term of this Lease, or the generation, transportation, storage, treatment, or disposal of any Hazardous Materials at the Premises occurs or is caused during the Term of this Lease, and such event gives rise to liability (including, but not limited to, a response action, remedial action, or removal action) under any Environmental Laws or common law theory, including, but not limited to, nuisance, strict liability, negligence and trespass, Tenant shall promptly take any and all remedial and removal action necessary to clean up the Premises containing such Hazardous Materials and mitigate exposure to liability arising from the Hazardous Materials, whether or not required by law.

Section 31.3. Tenant’s Environmental Indemnity. Tenant does hereby indemnify, defend and hold harmless Landlord and its agents and their respective officers, directors, beneficiaries, lenders, shareholders, partners, agents and employees and their respective successors and assigns from all fines, suits, procedures, claims liabilities, damages (including consequential damages) and actions of every kind, and all costs associated therewith (including reasonable attorneys’, experts’ and consultants’ fees and costs of testing) arising out of or in any way connected with any deposit, spill, discharge or other release of Hazardous Materials that occurs or is caused during the Term of this Lease, at or from the Premises, or which arises at any time from (i) Tenant’s failure to provide all information, make all submissions, and take all steps required by all applicable governmental authorities; (ii) any Hazardous Materials on, in, under or affecting all or any portion of the Premises or the groundwater as a result of events that took place during the Term of this Lease; (iii) any violation by Tenant or claim of a violation by Tenant of any governmental law, statute, rule, regulation, ordinance, requirement, decree, order or judgment now or hereafter in effect relating to public health, safety, protection of the environment or any Hazardous Material; (iv) the imposition of any lien for damages caused by, or the recovery of any costs for, the remediation cleanup of Hazardous Materials as a result of events that took place during the Term of this Lease; (v) costs of removal of any and all Hazardous Material from all or any portion of the Premises, which Hazardous Materials were placed on the Premises during the Term of this Lease; (vi) costs incurred to comply, in connection with all or any portion of the Premises, with all governmental regulations with respect to Hazardous Materials on, in, under or affecting the Premises, which Hazardous Materials were placed on the Premises during the Term of this Lease; or (vii) any spills, discharges. leaks, escapes, releases, dumping, transportation, storage, treatment or disposal of any Hazardous Materials which occurs during the Term of this Lease, but only to the extent that such Hazardous Materials originated from or were or are located on the Premises. Tenant’s obligations and liabilities under this Article XXXI shall survive the expiration of this Lease. Notwithstanding the foregoing, Tenant shall not be responsible for the gross negligence and willful misconduct of Landlord, its affiliates and their employees.

Section 31.4. Landlord’s Right to Enter Premises. Landlord shall have the right and privilege (but not the obligation) to enter the Premises upon reasonable notice to make inspections and other tests (including, but not limited to, drilling) of their condition, including, but not limited to, air, soil and groundwater sampling and other inspections for Hazardous Materials. In the event any Hazardous Materials which are generated, used, transported, stored, treated or disposed of other than in accordance with applicable laws and regulations are discovered during the inspections, Tenant shall reimburse Landlord for the cost of all inspections and tests in addition to its liability under Section 31.1.

Section 31.5. Tenant’s Notification Requirements. Notwithstanding anything to the contrary contained in Article XXXI of this Lease, Tenant agrees to provide immediate telephonic notification to Landlord in the event of any release of Hazardous Materials in any manner within or outside of the Premises. Tenant shall further utilize its reasonable efforts to report to Landlord any other release of Hazardous Materials at the Premises by any party other than Tenant.

ARTICLE XXXII.

Miscellaneous

Section 32.1. Captions. The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

Section 32.2. Severability. If any covenant, agreement or condition of this Lease or the application thereof to any person, firm or corporation or to any circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such covenant, agreement or condition to persons, firms or corporations or to circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each covenant, agreement or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

Section 32.3. Applicable Law. This Lease shall be construed and enforced in accordance with the laws of the state where the Premises is located.

Section 32.4. Amendments in Writing. None of the covenants, terms or conditions of this Lease, to be kept and performed by either party, shall in any manner be altered, waived, modified, changed or abandoned, except by a written instrument, duly signed, acknowledged and delivered by the other party.

Section 32.5. Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

Section 32.6. Brokerage. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with this Lease. Landlord and Tenant each covenants to pay, hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease or the negotiation thereof arising out of any acts of the parties.

Section 32.7. Joint Effort. The preparation of this Lease has been a joint effort of the parties hereto and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

Section 32.8. Time. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

Section 32.9. Landlord’s Consent. Landlord’s granting of any consent under this Lease, or Landlord’s failure to object to any action taken by Tenant without Landlord’s consent required under this Lease, shall not be deemed a waiver by Landlord of its rights to require such consent for any further similar act by Tenant. No waiver by Landlord of any other breach of the covenants of this Lease shall be construed, taken or held to be a waiver of any other breach or to be a waiver, acquiescence in or consent to any further or succeeding breach of the same covenant. None of the Tenant’s covenants under this Lease, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord.

Section 32.10. No Partnership. Tenant and Landlord are not, and shall not be deemed to be in any way or for any purpose, the partner, employer, principal, master or agent of or with the other

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth above.

LANDLORD:	Southcorp Packaging USA, Inc.

	By:	/s/ Scott R. Phillips
Scott R. Phillips

	Its:	Secretary

TENANT:	North America Packaging Corporation

	By:	/s/ Phillip O’Connor

	Its:	VP & CFO